Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cuentas Inc. of our report dated March 31, 2023 relating to the financial statements as of December 31, 2022 and the year then ended, which report was included in Cuentas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Yarel + Partners

/s/ Yarel + Partners

Tel- Aviv, Israel
November 22, 2023